As filed with the Securities and Exchange Commission on June 30, 2025.

Registration No. 333-288100

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	1041	N/A
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number, if
	Code Number)	applicable)

1188 - 550 Burrard Street

Bentall 5
Vancouver, British Columbia
Canada V6C 2B5
(604) 687-4018
(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3100

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Georald Ingborg	James Guttman
Samuel Li	Dorsey & Whitney LLP
Fasken Martineau DuMoulin LLP	Toronto Dominion Centre
550 Burrard Street, Suite 2900	66 Wellington Street West
Vancouver, B.C. V6C 0A3	Suite 3400
Canada	Toronto, ON M5K 1G8
(604) 631-3131	Canada
(416) 367-7370

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective

Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the U.S. Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to the Registration Statement on Form F-10 (Registration No. 333-288100) (the “Registration Statement”) is being filed to increase the registration amount by $6,532 to permit the furnishing of the filing fee table exhibit with Inline eXtensible Business Reporting Language (iXBRL) which was inadvertently omitted from the initial filing of the Registration Statement. Accordingly, this Amendment consists of the facing page, this explanatory note, Parts II and III of the Registration Statement, the previously filed exhibits and the revised filing fee table exhibit. Other than as expressly set forth herein, this Amendment No. 1 does not, and does not purport to, amend, update, or restate the information in any item of the Registration Statement or reflect any events that have occurred after the Registration Statement was filed. Accordingly, this Amendment No. 1 should be read in conjunction with the Registration Statement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. With approval of a court and subject to the sentence above, the Registrant may indemnify such individuals in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above in the second sentence under this heading. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual's association with the Registrant or other entity as described above if the individual seeking indemnity was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out above in the second sentence under this heading.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity, provided the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which they acted as director or officer, or in a similar capacity, at the Registrant's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that their conduct was lawful, and the Registrant shall advance monies to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above in accordance with the CBCA, subject to approval of a court.  The by-laws of the Registrant provide that the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or an individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against any liabilities incurred by the individual in that individual’s capacity as a director or officer of the Registrant or in that individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or has acted in the capacity at the Registrant’s request, subject to the provisions of the CBCA. The indemnity provisions of the by-laws shall be in addition to and not in substitution for or limitation of any rights, immunities and protections to which a person is otherwise entitled.

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

Exhibit	Description

4.1*	Annual Audited Consolidated Financial Statements of the Registrant, the notes thereto and the reports of the independent registered public accounting firm thereon for the fiscal years ended December 31, 2024 and December 31, 2023 (incorporated by reference to Exhibit 99.2 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 28, 2025)

4.2*	Management’s Discussion and Analysis of the Registrant for the three and twelve months ended December 31, 2024 and December 31, 2023 (incorporated by reference to Exhibit 99.3 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 28, 2025)

4.3*	Unaudited Condensed Consolidated Interim Financial Statements of the Registrant, for the three month periods ended March 31, 2025 and March 31, 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 6-K, furnished to the Commission on May 1, 2025)

4.4*	Management’s Discussion and Analysis of the Registrant for the three month periods ended March 31, 2025 and March 31, 2024 (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 6-K, furnished to the Commission on May 1, 2025)

4.5*	Annual Information Form of the Registrant dated March 28, 2025 for the fiscal year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 of the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 28, 2025)

4.6*	Management Information Circular of the Registrant dated April 15, 2025 prepared in connection with the annual and special meeting of shareholders of the Registrant held on June 3, 2025 (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 6-K, furnished to the Commission on May 2, 2025)

4.7 *	Material Change Report of the Registrant dated February 5, 2025 relating to the Registrant’s 2025 production and cost guidance and update on the construction progress at its copper-gold Skouries project (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 6-K furnished to the Commission on February 14, 2025)

5.1	Consent of KPMG LLP

5.2*	Consent of Jacques Simoneau, géo

5.3*	Consent of Peter Lind, P. Eng.

5.4*	Consent of Sean McKinley, P.Geo.

5.5*	Consent of Jessy Thelland, géo

5.6*	Consent of Philippe Groleau, P.Eng.

5.7*	Consent of Simon Hille, FAusIMM

5.8*	Consent of Mike Tsafaras, P.Eng.

5.9*	Consent of Hamilton Matias, MAusIMM

5.10	Consent of Filip Medinac, P.Eng.

5.11*	Consent of Mehdi Bouanani, P.Eng.

5.12*	Consent of Vu Tran, P.Eng.

5.13*	Consent of AMC Mining Consultants (Canada) Ltd.

5.14*	Consent of Mining Plus Canada Consulting Ltd.

5.15*	Consent of Mo Molavi, P.Eng.

5.16*	Consent of Fluor Canada Limited

5.17*	Consent of Richard Kiel, P.E.

5.18*	Consent of WSP Canada Inc.

5.19*	Consent of Robert Chesher, FAusIMM (CP), RPEQ, MTMS

5.20*	Consent of Herb Ley, SME-RM

6.1*	Powers of Attorney (contained on the signature page of the Form F-10 Registration Statement filed with the Commission on June 17, 2025)

7.1*	Form of Indenture

107	Filing Fee Table

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 to Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 30th day of June, 2025.

ELDORADO GOLD CORPORATION

By:	/s/ George Burns
Name: George Burns
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on June 30, 2025:

Signature	Title

/s/ George Burns	President, Chief Executive Officer and Director
George Burns

/s/ Paul Ferneyhough	Executive Vice President and Chief Financial Officer
Paul Ferneyhough

*	Chair of the Board of Directors
Steven Reid

*	Director
Carissa Browning

*	Director
Teresa Conway

*	Director
Hussein Barma

*	Director
Judith Mosely

*	Director
John Webster

*	Director
Stephen Walker

* By:	/s/ George Burns
Name: George Burns
Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 30th day of June, 2025.

Puglisi & Associates
(Authorized Representative)

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director